UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[ ]	Preliminary Proxy Statement

[ ]	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material under Rule 14a-12

TOUGHBUILT INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EXPLANATORY NOTE

This proxy statement supplement, dated June 4, 2021, supplements the definitive proxy statement (the “Proxy Statement”) of ToughBuilt Industries, Inc. (the “Company”) filed with the Securities and Exchange Commission on May 3, 2021, relating to the Annual Meeting of Stockholders of the Company to be held virtually at 2:00 PM (Pacific Time) on Friday, June 11, 2021.

The purpose of this proxy statement supplement is to correct an error in the Proxy Statement to properly reflect that the Company’s outstanding shares of Series E Preferred Stock are entitled to an aggregate of 3,602,466 votes, not 3,602,466 votes per share as incorrectly stated in the Proxy Statement.

Set forth below is the applicable section on page 30 of the Proxy Statement with the corrected disclosure. Except as specifically supplemented by the information contained herein and the prospectus supplement filed with the SEC on June 2, 2021, all information all information set forth in the Proxy Statement remains unchanged.

3. HOW MANY VOTES CAN BE CAST?

Each share of our common stock and Series E Preferred Stock issued and outstanding as of the close of business on April 30, 2021, the Record Date for the Annual Meeting of Stockholders, is entitled to vote on all items being considered at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, or another nominee.

As of the close of business on the Record Date, we had 81,624,587 shares of common stock, and nine shares of Series E Preferred Stock issued and outstanding and entitled to notice of and to vote at the Annual Meeting.

Each share of common stock is entitled to one vote for each director nominee named in Proposal 1, Proposal 2, and Proposal 3. The shares of Series E Preferred Stock are entitled to an aggregate of 3,602,466 votes for each director nominee named in Proposal 1, Proposal 2 and Proposal 3.